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                                                                Exhibit 3.1.1


                              ARTICLES OF AMENDMENT
                                       OF
                    EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.


Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

    FIRST: The name of the corporation is EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. (the "Corporation").

    SECOND: The Restated Articles of Incorporation are hereby amended by deleting Article V, Section 1 in it entirety and replacing it with a new
Article V, Section 1 to read as follows:


                                     ARTICLE V

    (1) Authorized Capital. The total number of shares which the Corporation is authorized to issue is eighty-two million (82,000,000), consisting of eighty million (80,000,000) shares of common stock, having a par value of $.01, and two million (2,000,000) shares of preferred stock, having a par value of $.01. Shares shall be issued at such prices as shall be determined by the Board of Directors. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.

    THIRD: This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

    FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation on November 7, 1996 without shareholder action. Pursuant to RCW 23B.10.020(4), shareholder action with regard to this amendment of the Restated Articles of Incorporation of the Corporation is not required.


DATED:    November 12, 1996


                                EXPEDITORS INTERNATIONAL
                                   OF WASHINGTON, INC.


                                By: /s/ Jeffrey J. King
                                    ------------------------

                                    Jeffrey J. King
                                    Vice President-General Counsel
                                     and Secretary






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